UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): August 14, 2018

CARRIZO OIL & GAS, INC.

(Exact name of registrant as specified in its charter)

Texas	000-29187-87	76-0415919
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

500 Dallas Street Suite 2300 Houston, Texas	77002
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (713) 328-1000

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement.

On August 14, 2018, Carrizo Oil & Gas, Inc. (the “Company”) entered into an Underwriting Agreement (the “Underwriting Agreement”) with Citigroup Global Markets Inc. and Goldman Sachs & Co. LLC, as representatives of the several underwriters named therein (the “Underwriters”), relating to the issuance and sale in an underwritten public offering of 9,500,000 shares of the Company’s common stock, par value $0.01 per share, pursuant to the Company’s registration statement on Form S-3 (File No. 333-221121) at a price to the public of $23.00 per share ($22.5525 per share, net of underwriting discounts and commissions).

Certain of the Underwriters and their respective affiliates have from time to time performed, and may in the future perform, various financial advisory, commercial banking and investment banking services for the Company and its affiliates, in the ordinary course of business for which they have received and would receive customary compensation. Certain of the Underwriters, or one or more of their respective affiliates, are lenders under the revolving credit facility and, as a result, may receive a portion of the net proceeds from the offering.

The Company intends to use the net proceeds from the offering to fund the purchase price for the previously disclosed acquisition of approximately 10,600 gross (9,600 net) acres located in the Delaware Basin in Reeves and Ward Counties, Texas (the “Pending Acquisition”), that is due at closing, and for general corporate purposes, including funding future potential acquisitions or a portion of its 2018 capital expenditure plan. Pending such uses, the Company intends to use the net proceeds from the offering to reduce borrowings under its revolving credit facility, including repaying the borrowings used for the $21.5 million deposit on the purchase price for the Pending Acquisition. If the Pending Acquisition is not consummated, the Company intends to use net proceeds from the offering for general corporate purposes, including funding future potential acquisitions or a portion of its 2018 capital expenditure plan. The offering is expected to close on August 17, 2018, subject to customary conditions.

The foregoing description of the Underwriting Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the agreement, which is attached as Exhibit 1.1 to this report and incorporated by reference herein.

Statements in this report, including but not limited to those relating to the closing of the offering, use of proceeds, sales by the Underwriters, consummation of the Pending Acquisition and other statements that are not historical facts, are forward looking statements that are based on current expectations. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements include satisfaction of closing conditions to the Underwriting Agreement, satisfaction of closing conditions to the purchase agreement for the Pending Acquisition, failure of the Pending Acquisition to close, effects of purchase price adjustments, integration and other risks of acquisitions, exercise of third party purchase rights under area of mutual interest provisions under joint operating agreement, actions by the Underwriters, actions by the seller in the Pending Acquisition, market conditions, risks regarding financing, capital needs and other risks described in the prospectus relating to the offering and the Company’s Form 10-K for the year ended December 31, 2017 and its other filings with the Securities and Exchange Commission.

Item 9.01 Financial Statements and Exhibits.

(d)     Exhibits.

Exhibit No.	Description

1.1	Underwriting Agreement, dated as of August 14, 2018, by and between Carrizo Oil & Gas, Inc. and Citigroup Global Markets Inc. and Goldman Sachs & Co. LLC, as representatives of the Underwriters.

5.1	Opinion of Baker Botts L.L.P.

23.1	Consent of Baker Botts L.L.P. (included in Exhibit 5.1).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARRIZO OIL & GAS, INC.

By:	/s/ David L. Pitts
Name:	David L. Pitts
Title:	Vice President and Chief Financial Officer

Date: August 16, 2018

4